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                                                                    Exhibit 99

[ZOLTEK logo]


FOR IMMEDIATE RELEASE
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                ZOLTEK RECEIVES ANTICIPATED NOTICE FROM NASDAQ
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                       DUE TO DELAY IN FILING FORM 10-Q.
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         ST. LOUIS, MISSOURI -- MAY 21, 2008 -- Zoltek Companies, Inc.
(Nasdaq: ZOLT) today announced that, as anticipated, and in accordance with the rules of The Nasdaq Stock Market ("Nasdaq"), on May 19, 2008, Zoltek received a Nasdaq staff determination letter indicating that the Company was not in compliance with the continued listing requirements under Marketplace Rule 4310(c)(14) because Zoltek has not timely filed its Form 10-Q for the quarter ended March 31, 2008. As a result, Zoltek's common stock is subject to delisting from The Nasdaq Global Select Market. Zoltek expects to submit a timely request for a hearing before a Nasdaq Listing Qualifications Panel, which request will stay delisting action pending the hearing and a determination by the Nasdaq Listing Qualifications Panel. Zoltek cannot provide any assurances that the Nasdaq Listing Qualifications Panel will grant its request for continued listing.

         As previously disclosed, the Audit Committee of the Board of Directors of Zoltek has commenced an accounting investigation, which includes a review of the circumstances and extent of two fund transfers from a Zoltek subsidiary aggregating $250,000 that were not properly authorized or recorded in the company's financial records. In light of the ongoing investigation, Zoltek was not able to file its Quarterly Report on Form 10-Q for the quarter March 31, 2008 by the required filing date. Zoltek is working to file its Form 10-Q as soon as is practicable.

                       FOR FURTHER INFORMATION CONTACT:
                                ZSOLT RUMY, CEO
                              3101 MCKELVEY ROAD
                              ST. LOUIS, MO 63044
                                (314) 291-5110


This press release contains statements that are based on the current expectations of our company. You are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. The factors that might cause such differences include, among others, our ability to: (1) successfully resolve pending litigation; (2) continue to improve efficiency at our manufacturing facilities on a timely and cost-effective basis to meet current order levels of carbon fibers; (3) successfully add new planned capacity for the production of carbon fiber and precursor raw materials and meet our obligations under long-term supply agreements; (4) achieve profitable operations; (5) raise new capital and increase our borrowing at acceptable costs; (6) manage changes in customers' forecasted requirements for our products; (7) continue investing in application and market development in a range of industries; (8) manufacture low-cost carbon fibers and profitably market them; (9) penetrate existing, identified and emerging markets; (10) successfully retrofit our recently acquired Mexican facility to manufacture acrylic fiber precursor and add carbon fiber production lines; (11) resolve on a timely basis the pending investigation by our Audit Committee of two transactions that were not properly authorized or recorded as described in our Current Report on Form 8-K filed May 5, 2008; (12) maintain our Nasdaq Global Select Market listing; and
(13) manage the risks identified under "Risk Factors" in our filings with the SEC.